                                                                 EXHIBIT (10.)19

                              SARA LEE CORPORATION
                    SEVERANCE POLICY FOR CORPORATE OFFICERS
                           Effective February 1, 1994

        1. Introduction. This document sets forth the policy of Sara Lee Corporation ("Corporation") governing severance payments and benefits ("Severance") to be made in the event of the involuntary termination of employment with the Corporation of an officer of the Corporation elected by the Board of Directors and eligible to participate in the Corporation's Long-Term Performance Incentive Plans ("Officer" or "Terminated Officer").

        2. Statement of General Policy. It is the policy of the Corporation that an Officer whose employment with the Corporation has been involuntarily terminated for any reason other than for "Cause" (as defined in Section 3(i) below), death, disability or retirement shall be entitled to specified Severance. This Policy duly recognizes the circumstances of termination, years of service with the Corporation and age on the date of termination as factors to be considered in the determination of the amount of Severance to be paid to
a Terminated Officer. The objectives of this Policy are to:   (1) provide a
Terminated Officer with reasonable compensation to bridge the Terminated Officer until reemployment or normal retirement, and (2) provide reasonable consideration for the release of the Corporation of all claims against it by a Terminated Officer.

        This Policy is inapplicable to a Terminated Officer in circumstances where (i) the Officer is relieved of his or her responsibility and is immediately offered new employment with the Corporation or is transferred to a subsidiary or affiliate of the Corporation, with the consent of the Officer,
(ii) the Corporation divests itself of a subsidiary, division or operation as a going concern which employed the Officer and the employment of the Officer by such division, subsidiary or operation is continued by the new or acquiring entity either on substantially the same financial terms and conditions as prior to the disposition of such division, subsidiary or operation or on such financial terms and conditions acceptable to the Officer, or (iii) the Terminated Officer voluntarily resigns.

        3. Categories of Termination of Employment. The categories of termination, which shall determine the amount of Severance to be paid to a Terminated Officer, are:

            (i)  Termination for Cause  ("Category I Termination").
        Termination for Cause is a ter-
          mination of employment by the Corporation when the Officer has willfully engaged in conduct demonstrably and materially injurious to the Corporation or is convicted of or confesses to a crime involving dishonesty, moral turpitude or other disreputable behavior.

                (ii) Termination for Good Reason ("Category II Termination"). Termination for Good Reason is a termination of employment when (a) the Officer is terminated because of unacceptable performance, (b) the Officer's employment is terminated involuntarily due to an organization restructuring which results in the elimination of the Officer's position or function, or (c) the Officer terminates his or her employment at the request of the Corporation.

   The characterization of an Officer's termination under this Policy shall be made by the Corporation's Senior Vice President-Human Resources.

          4.  Severance Benefits Payable.

          Category I Termination. An Officer terminated under the circumstances of a Category I Termination shall receive no Severance from the Corporation under this Policy.

          Category II Termination. An Officer terminated under the circumstances of a Category II Termination shall:

               (A) receive, for each full year of employment with the Corporation or any subsidiary or affiliate of the Corporation (including the years of employment with a corporation acquired by the Corporation), three (3) months' salary (in effect on the date of termination), if he or she is an Executive Vice President or an officer senior thereto and a Director of the Corporation; two (2) months' salary (in effect on the date of termination), if he or she is a Senior Vice President; or one (1) month's salary (in effect on the date of termination), if he or she is a Vice President, but in no event shall this Salary Portion of Severance be less than twelve (12) months' salary or more than twenty four (24) months' salary;

               (B) be paid a pro-rata amount (to the effective date of termination of employment) of

                (i) the annual bonus payable under the Annual Bonus Plan of the Corporation in effect with respect to the fiscal year in which the termination of employment shall occur, assuming a Superior level of performance with respect to the non-discretionary portion of such bonus; and

                (ii) the long-term bonus payable under the Long-Term Performance Bonus Plan of the Corporation terminating at the end of the fiscal year closest to the date of termination (forfeiting participation in any long-term bonus plans ending thereafter); and

                (C) at the discretion of the Chief Executive Officer of the Corporation, be paid an additional Salary Portion of Severance up to three (3) additional months' salary if the Officer is age 40 years or older but less than age 50 on the date of termination of employment or up to six (6) additional months' salary if the Officer is age 50 or older on the date of termination of employment.

 Termination of Benefits. All Severance shall cease on the earliest of (1) the Terminated Officer's 62nd birthday, provided that he or she is eligible to begin to receive pension benefits under the Sara Lee Corporation Consolidated Pension and Retirement Plan or any other qualified retirement plan of the Corporation (a "Retirement Plan") at age 62, (2) the date the Terminated Officer becomes employed by a competitor of the Corporation or any of its subsidiaries or becomes reemployed by the Corporation and (3) the date the Terminated Officer begins to receive benefits from a Retirement Plan.

 Health Coveraqe. If a Terminated Officer eligible for Severance elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the period such coverage will be offered will not be less than the Severance Period (i.e. the period the Terminated Officer is expected to receive the Salary Portion of Severance) and the Corporation will subsidize the premium for such continuation coverage during the Severance Period to the extent that the Terminated Officer would otherwise be required to pay more for such coverage during that period than a similarly situated active employee would be required to pay for comparable coverage. After the end of the Severance Period, the Terminated Officer will be required to pay the full COBRA premium. If the Terminated Officer is eligible for early retirement under the terms of the Sara Lee Corporation Consolidated Pension and Retirement Plan (or would become eligible if the Severance Period is considered as employment) the Terminated Officer may elect to receive retiree health care coverage.

 Participation in Other Plans. Except as otherwise provided herein, participation in all other plans available to the Executive Benefit Group, including but not limited to, qualified pension plans, stock purchase plans, 401(k) plans and ESOPs, personal accident insurance, travel accident insurance, short and long term disability insurance and accidental death and dismemberment insurance, shall cease on the Officer's date of termination. Non-qualified supplemental ESOP and pension benefits will be provided to a Terminated Officer eligible for Severance through the Corporation's Supplemental Benefit Plan by treating the Severance Period as a period of employment with the Corporation. The Corporation shall continue to pay premiums during the Severance Period on any policy purchased by such a Terminated Officer under the Executive Life Insurance Program and will continue to pay premiums after the Severance Period pursuant to the Executive Life Insurance Program if the Terminated Officer is eligible for early retirement or becomes eligible for early retirement during the Severance Period. Any stock option awards such Terminated Officer received prior to the date of termination shall continue to vest during the Severance Period pursuant to the terms of the stock option plan. Any stock option awards that vest prior to the end of the Severance Period must be exercised by the Terminated Officer within the applicable periods specified in the option plan. A Terminated Officer who continues to be eligible for Severance shall continue to participate in the Estate Builder Plan at the Target Rate. The Terminated Officer can surrender the Corporation car at termination of employment or purchase the car from the Corporation at the car's then fair market value. Reimbursement of club memberships and expenses incurred after the Terminated Officer terminates employment shall cease on the termination of employment and the Matching Grant Program shall also terminate at termination of employment.

 6. Mode of Payment of Severance. The Salary Portion of the Severance shall be paid bi-weekly in accordance with the Corporation's Corporate Office pay schedule, unless the Chief Executive Officer of the Corporation, at his sole discretion, shall elect to pay the Salary Portion in a lump sum payment or a combination of bi-weekly payments and a lump sum payment. The bonus payment segment, if any, of the Severance shall be paid to the Terminated Officer on the same date the active participants under the bonus plans are paid.

 7. Release Aqreement. No benefits under this Policy shall be payable to any Terminated Officer until the Terminated Officer and the Corporation have executed a release (in a form approved by the Corporation) of all of such Terminated Officer's then existing rights and legal claims against the Corporation and the payment of benefits under this Policy shall be subject to the terms and conditions of such release agreement.

 8. Death of Terminated Officer. In the event that the Terminated Officer shall die prior to the completion of the payments of the Salary Portion and prior to the payment of the bonus payment segment of the Severance, the Terminated Officer's estate or beneficiary, whichever is applicable, shall be paid the remaining payments of the Salary Portion and the unpaid bonus payment. Such payments shall not affect or reduce any other death benefits which the Terminated Officer's estate or beneficiary shall be entitled to receive under other plans of the Corporation.

 9. Policy Interpretations and Variations. The Compensation and Employee Benefits Committee of the Corporation shall administer this Policy, the Committee or its representative shall decide any issues and disputes arising under this Policy, and the decision of the Committee shall be binding and conclusive on the Terminated Officer and the Corporation. Any variations from the Policy may only be made by the Committee in its sole discretion.

- - - ------------
As revised by the Compensation and Employee Benefits Committee on January 27, 1994.